Description of Short-term Compensation Plan	Exhibit 10.12

        As part of the total compensation package for the nine top executive officers who are members of the Company’s Senior Leadership Team and other executives (the “Executives”), the Management Continuity and Compensation Committee (“MCC”) of the Board of Directors sets annual earnings per share (“EPS”) targets for the Company. The MCC then grants contingent award values to the Executives pursuant to the Bandag, Incorporated Stock Award Plan. The award values are typically based on a percentage of the target compensations for the Executives set by the MCC. The awards are payable in restricted shares of Class A Common Stock if the EPS targets are met.

        The MCC sets the EPS targets and award values to the Executives as follows: the first is a Threshold EPS, below which no restricted stock grants are made and, if met, provides for the lowest award value; the second is a Target EPS, which provides for a higher award value if the Target EPS is met; and the third is a superior EPS, which provides for the highest award value if the Superior EPS is met. If EPS falls between identified target EPS numbers, arithmetical interpolation is used to determine the award value. The number of shares of restricted stock to be granted are computed by dividing an individual award value by the fair market value of a share of Class A Common Stock on the fourth Tuesday in February following the public release of annual financial results of the Company. The shares of restricted stock become freely transferable after three years from the date of grant, but terminate if employment is terminated within such three-year period, except that the shares vest and become freely transferable if the termination of employment is caused by death, Disability or Retirement, as Disability and Retirement are defined in the Stock Award Plan.

        The executive officers receiving the contingent awards currently are:

Martin G. Carver	Chairman of the Board, President and Chief Executive Officer
Warren W. Heidbreder	Vice President, Chief Financial Office and Secretary
John C. McErlane	Vice President of the Company and President of Tire Distribution
Systems, Inc., a wholly owned subsidiary of the Company
Nathaniel L. Derby II	Vice President, Manufacturing Design
Frederico V. Kopittke	Vice President, International
Michael A. Tirona	Vice President and General Manager - Europe
Janet R. Sichterman	Vice President, NorthAmerican Fleet Sales
Andrew M. Sisler	Vice President, North American Franchise Sales
Timothy Chen	Vice President, Innovation